                                                                     EXHIBIT  12


                             VENTURE HOLDINGS TRUST
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                            YEARS ENDED DECEMBER 31,

                                                                 1998       1997       1996       1995       1994
                                                                 ----       ----       ----       ----       ----

Net Earnings from continuing operations                        13,568     11,523      1,999      4,142      7,445
    Add back:
        Taxes on Income                                         2,489      3,830      1,002        577      3,405
        Fixed Charges                                          40,651     34,204     21,899     16,704     16,049
        Amortization of previously capitalized interest           224        295        285        285        285
    Deduct:
        Capitalized interest                                        0          0        108          0          0

Earnings available for fixed charges                           56,932     49,852     25,077     21,708     27,184

Fixed charges of Venture Holdings Trust:

         Interest expense                                      36,641     30,182     19,248     15,032     14,345
         Capitalized interest                                       0          0        108          0          0
         Amortization of debt expense and debt discount         2,160      1,934        885        556        466
         Interest portion of rent expense                       1,850      2,088      1,658      1,116      1,238
                                                                -----      -----      -----      -----      -----
                                                               40,651     34,204     21,899     16,704     16,049

Ratio of earnings to fixed charges                               1.40       1.46       1.15       1.30       1.69




                             VENTURE HOLDINGS TRUST
                        VALUATION AND QUALIFYING ACCOUNTS
                             (THOUSANDS OF DOLLARS)

              For the years ended December 31, 1998, 1997 and 1996

     Column A                           Column B      Column C      Additions        Column D         Column E
                                        --------      --------      ---------        --------         --------
    Allowance for Doubtful Accounts     Balance at    Charged to    Charged to                        Balance at
    For the year ended December 31,     Beginning     Costs and   other accounts     Deductions         End of
                                        of year       expenses      described        described           Year
                                        -------       --------      ---------        ---------           ----
1998                                     $3,572        $3,226       $     0          $(2,280)          $4,518
1997                                      2,781         1,635             0             (844)           3,572
1996                                      1,679         3,175             0           (2,073)           2,781